Exhibit 99.1

Fushi Copperweld Announces Resignation of Chief Financial Officer

Dalian, China, March 3, 2010 – Fushi Copperweld, Inc. (the “Company”) (Nasdaq: FSIN), the leading global manufacturer and innovator of copper-clad bimetallic wire used in the electrical, telecommunications, transportation, utilities and industrial industries today announced that Ms. Beihong “Linda” Zhang has resigned as the Company’s Chief Financial Officer effective immediately for medical related health reasons.

The Board of Directors has appointed Wenbing “Christopher” Wang, President, to the position of interim Chief Financial Officer.  Mr. Wang had previously served as the Company’s Chief Financial Officer from 2005 to 2009.  The Company has initiated a search for a permanent Chief Financial Officer.

Joseph J. Longever, Co-Chief Executive Officer stated, “On behalf of everyone at Fushi Copperweld, I would like to thank Linda for her contributions to the Company. We wish her all the best for a quick recovery.  Our recently expanded finance department is in excellent hands with Chris, and I have confidence in his and the rest of the team’s capability to ensure a seamless transition.”

About Fushi Copperweld, Inc.
Fushi Copperweld, Inc. through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co, Ltd., and Copperweld Bimetallics, LLC, is the leading manufacturer and innovator of copper cladded bimetallic engineered conductor products used in the electrical, telecommunications, transportation, utilities and industrial industries.  With extensive design and production capabilities and a long-standing dedication to customer service, Fushi Copperweld, Inc. is the preferred choice bimetallic products world-wide.  For more information, visit: www.fushicopperweld.com.

Safe Harbor Statement
This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will” “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect.  All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

Contact Information:

Nathan Anderson
Vice President of Investor Relations
Fushi Copperweld, Inc.
Email: IR@fushicopperweld.com
Tel: (+1) 931.433.0482